SECOND AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Second Amendment (the “Amendment”) to that certain Amended and Restated Employment Agreement made and entered into effective as of January 1, 2011, by and between World Wrestling Entertainment, Inc., a Delaware corporation (the “Company”), and Vincent K. McMahon (the “Executive”) (the “Agreement”) is entered into and effective as of March 9, 2022. Certain capitalized terms shall have the meaning ascribed to them in the Agreement.

WITNESSETH:

WHEREAS, the Executive and the Company desire to amend the Agreement as provided herein;

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

Section 1.Section 3.1 of the Agreement shall be amended and restated in its entirety to read as follows:

“3.1. Base Salary. During the Employment Term, the Executive shall be entitled to receive a base salary (“Base Salary”) for services rendered to the Company and/or any of its direct or indirect subsidiaries, payable in accordance with the Company’s regular payroll practices (but no less frequently than monthly) as determined annually by the Compensation Committee of the Board in its discretion. As a result of its  annual review in 2022, the Compensation Committee determined that, beginning on March 9, 2022, the Executive shall be entitled to receive a Base Salary at the annual rate of Two Million Dollars ($2,000,000.00).”

Section 2.Section 3.2 of the Agreement shall be amended and restated in its entirety to read as follows:

“3.2. Incentive Compensation. During the Employment Term, the Executive also shall be entitled to receive incentive compensation (“Incentive Compensation”) in such amounts and at such times as the Compensation Committee of the Board may determine in its discretion to award to him under and in accordance with the Company’s 2016 Omnibus Incentive Plan (including any amendments thereto) and any successor incentive compensation or bonus plan or plans for senior executives of the Company as may be established by the Company from time to time. The Executive’s annual target cash bonus opportunity (a “Bonus Opportunity”) shall be a percentage of the Executive’s Base Salary, which percentage shall be established by the Compensation Committee of the Board in its discretion but shall be not less than one hundred percent (100%) and not greater than four hundred percent (400%). In addition, the Executive’s annual target long-term equity incentive compensation (“LTE Opportunity”) shall be established by the Compensation Committee of the Board in its discretion. As a result of its annual review in 2022, the Compensation Committee determined that, for the fiscal year ending December 31, 2022, the Executive’s Bonus Opportunity shall be two hundred-fifty percent (250%) of the Executive’s Base Salary, and the Executive’s LTE Opportunity shall be an award of performance stock units having an aggregate fair value at target of five hundred-fifty percent (550%) of the

Executive’s Base Salary.    Such Incentive Compensation amounts shall be based upon and adjusted by the degree of achievement of corporate and individual performance criteria as may be set from time to time by the Compensation Committee of the Board for the Company’s senior executives.”

Except as expressly or by necessary implication modified by this Amendment, the terms and conditions of the Agreement are hereby ratified and confirmed without limitation or exception and shall remain in full force and effect. The Agreement, as amended by this Amendment embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether oral or written, relating thereto.

The validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the State of Connecticut other than the conflict of laws provision thereof. Jurisdiction over disputes with regard to this Amendment shall be exclusively in the federal or state courts of the State of Connecticut.

This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

WORLD WRESTLING ENTERTAINMENT, INC.

By:	/s/ NICK KHAN
Nick Khan
President and Chief Revenue Officer

By:	/s/ MAN JIT SINGH
Man Jit Singh
Chair, Compensation & Human Capital Committee

EXECUTIVE

By:	/s/ VINCENT K. MCMAHON
Vincent K. McMahon